As filed with the Securities and Exchange Commission on July __, 2002                       Commission File No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

a21, INC.
(Exact name of registrant as specified in its charter)

Texas	74-2896910
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Embarcadero Plaza, Suite 500, San Francisco, CA 94111
(Address, including zip code of registrant’s principal executive offices)

a21, Inc.
2002 Directors, Officers and Consultants
Stock Option, Stock Warrant and Stock Award Plan
(Full title of the plan)

Albert H. Pleus
Chairman
a21, Inc.
One Embarcadero Plaza, Suite 500,
San Francisco, CA 94111
(415) 284-2121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Warshaw Burstein Cohen Schlesinger & Kuh, LLP
555 Fifth Avenue
New York, New York 10017
(212) 984-7700
Attention: Irwin Rosenthal, Esq.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.001 par value	2,776,764 shares(1)	$0.76	$2,110,341	$194

             (1) The number of shares issuable pursuant to the 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan, whether pursuant to stock based awards granted or to be granted thereunder or upon exercise of options or warrants granted or to be granted thereunder, in each case subject to adjustment for antidilution as provided therein. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of such antidilution and other provisions.

             (2) Calculated, pursuant to Rule 457(c) of the Securities Act solely for the purposes of determining the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities. Pursuant to Rule 457(c) of the Securities Act, the offering price is based upon the average of the bid and asked prices of the Common Stock, as reported by the OTC bulletin board on July 15, 2002.

             (3) The registration fee has been calculated, pursuant to Section 6(b) of the Securities Act, at the rate of $92 per $1,000,000 of the proposed maximum aggregate offering price of the shares of Common Stock being registered hereby.

Explanatory Note

             The amount being registered hereunder represents an addition to the 223,236 shares of common stock (on a split adjusted basis) of a21, Inc. (formerly, Saratoga Holdings I, Inc.) issuable under the a21, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2002 (commission file No. 333-86946), which registration statement is incorporated herein by reference.

PART I

              The documents containing the information specified in Part I will be sent or given to participants in the 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

              The following documents filed by the Registrant, a21, Inc., with the Commission pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

(a)	The Registrant’s Report on Form 10-KSB for the year ended December 31, 2001, filed on April 5, 2002, as amended by Form 10-KSB/A filed on April 16, 2002;

(b)	The Registrant's Current Report on Form 8-K dated April 30, 2002, filed on May 15, 2002;

(c)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, filed May 16, 2002.

             All documents subsequently filed by the Registrant with the Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

             Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document, which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

             The authorized capital stock of Registrant consists of 100,100,000 shares of capital stock of which (a) 100,000,000 shares are common stock, $0.001 par value, and (b) 100,000 shares are undesignated preferred stock, $0.001 par value.

Common Stock

             The holders of Registrant’s common stock are entitled to one vote per share on all matters submitted to a vote of shareholders voting with the holders of Registrant’s preferred stock as a single class, except where class voting is required by the Texas Business Corporation Act (the “TBCA”) or by a Certificate of Designation adopted by the Board of Directors. Cumulative voting in the election of directors is prohibited. Accordingly, the holders of a majority of the combined number of outstanding shares of Registrant’s common stock and preferred stock, if any, entitled to vote in any election of directors may elect all of the directors standing for election. Directors of the Registrant are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors of the Registrant at a meeting of shareholders at which a quorum is present.

             Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon a liquidation, dissolution or winding up of Registrant, the holders of common stock are entitled to receive ratably the net assets of Registrant available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares issued in the offering will be, when issued and paid for, fully paid and nonassessable.

Preferred Stock

             There are 100,000 shares of undesignated preferred stock authorized and no shares of preferred stock issued or outstanding.

Anti-Takeover Provisions

             Some of Registrant’s Articles of Incorporation and Bylaws, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder’s best interest, including attempts that might result in a premium over the market price for the shares held by shareholders.

             Under the terms of Registrant’s Articles of Incorporation, Registrant’s Board of Directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without shareholder approval. Any additional issuance of common stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of Registrant by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Registrant’s management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in Registrant’s best interest, shares of preferred stock could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by putting a substantial voting lock in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Registrant’s Bylaws provide that special meetings of shareholders can be called only by the President or Board of Directors or 10% or more of the voting shareholders.

Item 5.  Interests of Named Experts and Counsel.

              Not applicable

Item 6.  Indemnification of Directors and Officers.

              Registrant has authority under Articles 2.02(A)(16) and 2.02-1 of the TBCA to indemnify its directors and officers to the extent provided for in such statute. Registrant’s articles of incorporation allow indemnification of directors and officers to the full extent permitted by the TBCA. The TBCA provides, in part, that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation, if it is determined that (i) such person conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests, and, in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

              A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

             Reference is also made to the articles of incorporation, which limit or eliminate a director’s liability for monetary damages to Registrant or its shareholders for acts or omissions in the director’s capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for (i) a breach of the director’s duty of loyalty to Registrant or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

             The foregoing statements are subject to the detailed provisions of Articles 2.02(A)(16) and 2.02-1 of the TBCA and Article Nine and Thirteen of the Articles of Incorporation of Registrant.

Item 7.  Exemption from Registration Claimed.

              Not applicable.

Item 8.  Exhibits.

              The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.  Undertakings.

               The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii)     Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) Include any material additional or material changed information with respect to the plan of distribution.

provided, however, that the statements in paragraph (1)(i) and (1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

     (2)       For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

             If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.              Description

4.1	Articles of Incorporation of the Registrant, as filed with the Secretary of State of the State of Texas on November 8, 1995 (incorporated herein by reference to Exhibit No. 3.1 to the Registrant’s Registration Statement on Form SB-2 filed December 1, 1998 (the “SB-2”)).

4.2	Amendment to Articles of Incorporation as filed with the Secretary of State of the State of Texas filed on May 2, 2002 (incorporated herein by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K dated April 30, 2002, filed May 15, 2002).

4.3	By-laws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.2 of Registrant's SB-2).

4.4	2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (incorporated herein by reference to Exhibit No. 4.1 to Registrant's Registration Statement on Form S-8, filed on April 25, 2002).

4.5	Amendment No. 1 to a21, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan.*

5.1	Opinion of Warshaw Burstein Cohen Schlesinger & Kuh, LLP.*

15	Letter on unaudited interim financial information - Not applicable

23.1	Consent of Warshaw Burstein Cohen Schlesinger & Kuh, LLP (contained in Exhibit 5.1).*

23.2	Consent of Faske Lay and Co. Inc. *

24	Power of attorney (contained in the signature pages hereto).*

28	Information from reports furnished to state insurance regulatory authorities - Not applicable.

__________________________________
*Filed herewith

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, a21, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 16, 2002.

a21, INC.

By: /s/ HAIM ARIAV
Haim Ariav, President

             Each person whose signature appears below hereby constitutes and appoints Albert H. Pleus and Vincient Butta, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, hereby ratifying and confirming all that such attorneys-in-fact or substitutes, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chairman, Secretary
/s/ ALBERT H. PLEUS	and Director (Principal Financial and
Albert H. Pleus	Accounting Officer)	July 16, 2002

/s/ VINCENT C. BUTTA	Vice Chairman, Treasurer and
Vincent C. Butta	Director	July 16, 2002

/s/ LUKE A. ALLEN
Luke A. Allen	Director	July 16, 2002

/s/ THOMAS V. BUTTA
Thomas V. Butta	Director	July 16, 2002

/s/ HAIM ARIAV	President
Haim Ariav	(Principal Executive Officer)	July 16, 2002